Exhibit 4.11

GUARANTY BANCORP
and
Wells Fargo Bank, National Association
as Trustee, Paying Agent and Registrar
FIRST SUPPLEMENTAL INDENTURE
Dated as of July 18, 2016
to
INDENTURE
Dated as of July 18, 2016
5.75% Fixed-to-Floating Rate Subordinated Notes due July 20, 2026
FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 18, 2016, between GUARANTY BANCORP, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, organized and existing under the laws of the United States of America, as trustee (the “Trustee”), Registrar and Paying Agent.
RECITALS
WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of July 18, 2016 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”), providing for the establishment from time to time of series of the Company’s unsecured debt securities, which may be debentures, notes, bonds or other evidences of indebtedness (hereinafter called the “Securities”) and the issuance from time to time of Securities under the Indenture; and
WHEREAS, Section 901(7) of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture to establish the form or terms of Securities of a series thereunder as permitted by Section 201 and 301 of the Base Indenture; and
WHEREAS, pursuant to Section 301 of the Base Indenture, the Company desires to establish a new series of Securities under the Indenture to be known as its “5.75% Fixed-to-Floating Rate Subordinated Notes due July 20, 2026” (the “Notes”), to establish the form and terms and conditions of the Notes, as provided in this First Supplemental Indenture, and to provide for the initial issuance of Notes in the aggregate principal amount of $40,000,000; and
WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture; and all requirements necessary to make (i) this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee in accordance with the Indenture, the valid, binding and enforceable obligations of the Company, have been satisfied; and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects; and
WHEREAS, this Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Account Tax Compliance Act.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1.     Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Base Indenture.
Section 1.2.    Definition of Terms. For all purposes of this First Supplemental Indenture:
(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture, provided that, if the definition of a capitalized term defined in this First Supplemental Indenture conflicts with the definition of that capitalized term in the Base Indenture, the definition of that capitalized term in this First Supplemental Indenture shall control for purposes of this First Supplemental Indenture and the Notes and (in respect of the Notes but not any other series of Securities) the Base Indenture;
(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;
(c) the singular includes the plural and vice versa;
(d) headings are for convenience of reference only and do not affect interpretation;
(e) unless otherwise specified or unless the context requires otherwise, (i) all references in this First Supplemental Indenture to Sections refer to the corresponding Sections of this First Supplemental Indenture, and (ii) the terms “herein,” “hereof,” “hereunder” and any other word of similar import refer to this First Supplemental Indenture; and
    (f) for purposes of this First Supplemental Indenture and the Notes, the following terms have the meanings given to them in this Section
“1940 Act Event” means an event requiring the Company to register as an investment company pursuant to the Investment Company Act of 1940, as amended.
“Business Day” means any day except a Saturday, Sunday or legal holiday in the City of New York or any applicable place of payment, on which banking institutions are authorized or required by law, regulation or executive order to close; provided, however, that in the case of any Floating Rate Interest Payment Date, such day is also a London Banking Day.
“Calculation Agent” means Wells Fargo Bank, National Association, until a successor replaces it pursuant to the applicable provisions of the Indenture and thereafter, shall mean such successor.
“DTC” has the meaning set forth in Section 2.3 hereof.
“Designated LIBOR Page” means the display on Reuters or any successor service, on page LIBOR01 or on any other page as may replace that page on the service, for the purpose of displaying the London interbank rates of U.S. dollars.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor regulatory authority with jurisdiction over bank holding companies.
“Fixed Rate Interest Payment Date” has the meaning set forth in Section 2.5(b)(i) hereof.
“Fixed Rate Interest Record Date” means, with respect to each Fixed Rate Interest Payment Date, the close of business on the January 1 or July 1 (whether or not a Business Day) immediately preceding such Fixed Rate Interest Payment Date, through July 1, 2021.
“Fixed Rate Period” has the meaning set forth in Section 2.5(b)(i) hereof.
“Floating Rate Interest Payment Date” has the meaning set forth in Section 2.5(b)(ii) hereof.

“Floating Rate Interest Record Date” means, with respect to each Floating Rate Interest Payment Date, the close of business on the January 1, April 1, July 1 and October 1 (whether or not a Business Day) immediately preceding such Floating Rate Interest Payment Date.
“Floating Rate Period” has the meaning set forth in section 2.5(b)(ii) hereof.
“Global Note” has the meaning set forth in Section 2.4 hereof.
“Independent Bank Regulatory Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal bank holding company and banking regulatory law, including the laws, rules and the guidelines of the Federal Reserve Board relating to regulatory capital, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tier 2 Capital Event.”
“Independent Tax Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal income taxation law, including the deductibility of interest payments made with respect to corporate debt instruments, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tax Event.”
“Interest Payment Date” has the meaning set forth in Section 2.5(b)(ii) hereof.
“London Banking Day” means any date on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.
“Senior Indebtedness” means:
(a) any of the Company’s indebtedness (including the principal of and premium, if any, and unpaid interest on such indebtedness) for borrowed or purchased money including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by bonds, debentures, notes, or other written instruments, including any obligations of the Company to general creditors or trade creditors;
(b) the Company’s obligations under letters of credit, bank guarantees or bankers’ acceptances;
(c) any of the Company’s indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;
(d) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described in clauses (a), (b), and (c), whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;
(e) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on the Company’s balance sheet;
(f) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the Company’s obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;
(g) all direct or indirect guarantees or similar agreements in respect of, and the Company’s obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in clauses (a) through (f) above; and

(h) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (g) above, other than obligations ranking on a parity with the Notes or ranking junior to the Notes.
Notwithstanding the foregoing, if the Federal Reserve Board (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used herein the definition of Senior Indebtedness will have the meaning as described in that rule or interpretation.
The term “Senior Indebtedness” does not include: (i) any indebtedness of the Company which when incurred, and without respect to any election under Section 1111(b) of the Federal Bankruptcy Code, was without recourse to the Company; (ii) any indebtedness of the Company to any of its Subsidiaries; (iii) indebtedness to any employee of the Company; (iv) any liability for taxes; (v) trade payables; (vi) any indebtedness of the Company which is expressly subordinate in right of payment to any other indebtedness of the Company; or (vii) renewals, extensions, modifications and refundings of any such indebtedness.
“Stated Maturity Date” has the meaning set forth in Section 2.2 hereof.
“Tax Event” means the receipt by the Company of an opinion of Independent Tax Counsel to the effect that, as a result of:
(a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;
(b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”);
(c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or
(d) a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of its Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.
“Three-month LIBOR” means, as determined by the Calculation Agent on the second London Banking Day immediately preceding the commencement of the applicable Floating Rate Period (the “determination date”) and provided to the Trustee in writing (if the Trustee is not the Calculation Agent), the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such determination date. If such rate does not appear on the Designated LIBOR Page at such time, then the Company will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such determination date and in a principal amount equal to an amount that, in the judgment of the Company, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “representative amount”). If at least two such quotations are so provided, Three-month LIBOR for such Floating Rate Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Company will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., the City of New York time, on such determination date and in a representative amount. If at least two such rates are so provided, Three-month LIBOR for such Floating Rate Period will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then Three-month LIBOR for such Floating Rate Period will be set to equal the Three-month LIBOR for the then current Floating Rate Period or, in the case of the first Floating Rate Period, 1.21%.

“Tier 2 Capital Event” shall mean the receipt by the Company of an opinion of Independent Bank Regulatory Counsel to the effect that, as a result of:
(a) any amendment to, or change (including any announced prospective amendment or change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company; or
(b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the original issue date of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to the Company.
The terms “Company,” “Trustee,” “Base Indenture,” “First Supplemental Indenture,” “Indenture,” “Securities” and “Notes” shall have the respective meanings set forth in the recitals to this First Supplemental Indenture and the paragraph preceding such recitals.
ARTICLE 2
ESTABLISHMENT OF THE NOTES
AND GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 2.1. Establishment of the Series of the Notes and Designation. There is hereby authorized and established a series of Securities designated as the “5.75% Fixed to Floating Rate Subordinated Notes due July 20, 2026.” The Securities that are a part of such series shall be in the form and have the terms, provisions and conditions as set forth in the Base Indenture, this First Supplemental Indenture and the Notes in the form attached hereto as Exhibit A.
Section 2.2. Payment of Principal; Issue Price. Except as earlier redeemed in accordance with this First Supplemental Indenture, the date upon which the entire principal amount of the Notes shall become due and payable, together with any accrued and unpaid interest then owing, shall be July 20, 2026 (the “Stated Maturity Date”). The Notes issued on the date hereof will be issued at a price equal to 100% of the principal amount thereof.
Section 2.3. Form, Payment and Appointment. Except as provided in Section 305 of the Base Indenture, the Notes will be issued only in book-entry form, will be represented by one or more Global Notes registered in the name of or held by The Depository Trust Company or any successor thereto (“DTC”) or its nominee as the Depositary therefor. So long as DTC or its nominee is the registered owner of Global Notes, DTC or its nominee, as the case may be, will be considered the Holder of the Notes represented by such Global Notes for all purposes under the Indenture. The Company will make payments of principal of, and premium, if any, and interest on the Global Notes to DTC or its nominee, as the case may be, as the registered Holder of the Notes. The principal of any Notes in the form of Individual Securities will be payable at the place of payment set forth below.
The terms and conditions contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and conditions and to be bound thereby.
The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.
The Place of Payment for the Notes shall be an office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee at 333 S. Grand Avenue, 5th Floor, Suite 5A, Los Angeles, CA 90071, attention: Corporate, Municipal and Escrow Services.
The Notes will be issuable and may be transferred only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof that is an integral multiple of $1,000. The amounts payable with respect to the Notes shall be payable in U.S. Dollars.
Section 2.4. Global Note. The Notes shall be issued initially in the form of one or more fully registered Global Securities (each such Global Security, a “Global Note”) registered in the name of DTC or its nominee and deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary as provided in the Indenture.
Section 2.5. Interest.
(a) Interest payable on any Interest Payment Date, the Stated Maturity Date or the Redemption Date, if any, with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of Notes if no interest has previously been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Stated Maturity Date or the Redemption Date, if any, as the case may be.
(b) (i) From, and including, the original issue date of the Notes to, but excluding, July 20, 2021, unless redeemed prior to such date pursuant to Article 3 hereof, the Notes will bear interest at the annual rate of 5.75%, computed on the basis of a 360-day year consisting of twelve 30-day months, and payable semi-annually in arrears on each January 20 and July 20, beginning on January 20, 2017 and ending on July 20, 2021 (each such payment date, a “Fixed Rate Interest Payment Date,” with the period from, and including, the original issue date of the Notes to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”). In the event that any scheduled Fixed Rate Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Fixed Rate Interest Payment Date will be postponed to the next succeeding day that is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Fixed Rate Interest Payment Date).
(ii) From, and including July 20, 2021 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to July 20, 2021 but prior to the Stated Maturity Date pursuant to Article 3 hereof, the Notes will bear interest at an annual rate equal to Three- month LIBOR, reset quarterly, plus 473 basis points (4.73%), payable quarterly in arrears on each January 20, April 20, July 20 and October 20, beginning on October 20, 2021 (each such payment date, a “Floating Rate Interest Payment Date,” and, together with the Fixed Rate Interest Payment Dates, collectively the “Interest Payment Dates,” with the period from, and including, July 20, 2021 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including, a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). Interest payable on the Notes for a Floating Rate Period shall be computed on the basis of a 360-day year and the actual number of days in such Floating Rate Period. All percentages used in or resulting from any calculation of Three-month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. The Calculation Agent shall notify the Trustee (if the Trustee is not the Calculation Agent) in writing of the interest rate for each Floating Rate Period on the applicable determination date. In the event that any scheduled Floating Rate Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Floating Rate Interest Payment Date will be postponed to the next succeeding day that is a Business Day, unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding day that is a Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day.
(c) Interest due on the Stated Maturity Date (whether or not an Interest Payment Date) of the Notes will be paid to the Person to whom principal of the Notes is payable, subject to DTC’s applicable procedures.
Section 2.6. Subordination.
(a) The Company covenants and agrees that, anything in this Section 2.6 or the Notes to the contrary notwithstanding, the indebtedness evidenced by the Notes is subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in this Section 2.6, and each Holder of Notes, by such Holder’s acceptance of such Notes, likewise covenants and agrees to the subordination provided in this Section 2.6 and the Base Indenture and shall be bound by the provisions of this Section 2.6. Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification, or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.
In the event of
(i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, or other similar proceeding relating to the Company or its property;

(ii) any proceeding for the liquidation, dissolution, or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;
(iii) any assignment by the Company for the benefit of creditors; or
(iv) any other marshaling of the assets of the Company;
all Senior Indebtedness (including any interest on such Senior Indebtedness accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities, or other property, shall be made to any Holder of any of the Notes on account of such Notes. Any payment or distribution, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect of such Senior Indebtedness under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest on such Senior Indebtedness accruing after the commencement of any such proceedings) shall have been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of the Notes, together with the holders of any obligations of the Company ranking on a parity with the Notes, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the Notes and such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Notes and such other obligations. The rights of holders of Senior Indebtedness under this Section do not extend to any payment or distribution, whether in cash, securities or other property, to the extent applied to the Trustee’s rights to compensation, reimbursement of expenses or indemnification.
In the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect of such Senior Indebtedness under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of the Notes in contravention of any of the terms of this Section 2.6, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any holder of the Notes to endorse or assign any such payment, distribution, or security, each holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same.
No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by the Notes by any act or failure to act on the part of the Company. Nothing contained in this Section 2.6 shall impair, as between the Company and the Holders of Notes, the obligation of the Company to pay to the Holders of the Notes the principal of (and premium, if any) and interest on such Notes or prevent the Trustee or the holders of the Notes from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Indenture upon a default or Event of Default, all subject to the rights of the holders of the Senior Indebtedness to receive cash, securities, or other property otherwise payable or deliverable to the Holders of the Notes.
Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities, or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the rights of the holders of Notes of each series shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the indebtedness evidenced by the Notes shall have been paid in full, and such payments or distributions received by such Holders of Notes, by reason of such subrogation, of cash, securities, or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness shall, as between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and such Holders of Notes, on the other hand, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of the Notes.

Notwithstanding the foregoing or anything else in this Section 2.6, at any time after the 123rd day following the date of deposit of funds pursuant to Article Four of the Base Indenture (provided all conditions set out in the applicable Article shall have been satisfied), the funds so deposited and any interest thereon will not be subject to any rights of holders of Senior Indebtedness including, without limitation, those arising under this Section 2.6; provided that no event described in clause (5) or (6) of Section 501 of the Base Indenture has occurred during such 123-day period.
The provisions of this Section 2.6 shall not impair any rights, interests, remedies, or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions of this Indenture.
(b) In the event and during the continuation of any default in the payment of the principal of or any premium or interest, rent or other obligations on any Senior Indebtedness beyond any applicable grace period with respect to such Senior Indebtedness, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the holders of such Senior Indebtedness (or the trustee on behalf of the holders of such Senior Indebtedness) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and any such declaration and its consequences shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes) shall be made by the Company on account of the principal of or any premium or interest on the Notes or on account of the purchase or other acquisition of Notes.
Subject to Section 2.6(d), in the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holders of the Notes prohibited by the foregoing provisions of this Section 2.6(b), and if such fact shall, at or prior to the time of such payment, have been made known in a writing delivered to a responsible officer of the Trustee at the Corporate Trust Office by a holder of Senior Indebtedness or the Company or, as the case may be, such holder of Notes, then and in such event such payment shall be paid over and delivered to the Company.
The provisions of this Section 2.6(b) shall not apply to any payment with respect to which Section 2.6(a) would be applicable.
(c) Upon any payment or distribution of assets of the Company referred to in this Section 2.6, the Trustee and the holders of the Notes shall be entitled to conclusively rely upon an order or decree made by any court of competent jurisdiction in which such dissolution or winding up or liquidation or reorganization or arrangement proceedings are pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other Person making such payment or distribution, delivered to the Trustee or to the holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount of or payable on and the amount or amounts paid or distributed on such Senior Indebtedness or other indebtedness, and all other facts pertinent to such Senior Indebtedness or other indebtedness or to this Section 2.6. In the absence of any such bankruptcy trustee, receiver, assignee, or other Person, the Trustee shall be entitled to conclusively rely upon a written notice by a Person representing itself, himself or herself to be a holder of Senior Indebtedness (or a trustee or representative on behalf of such holder) as evidence that such Person is a holder of such Senior Indebtedness (or is such a trustee or representative), of the amount of or payable on and the amount or amounts paid or distributed on such Senior Indebtedness or other indebtedness, and of all other facts pertinent to such Senior Indebtedness or other indebtedness. In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payments or distributions pursuant to this Section 2.6, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Section 2.6, and if such evidence is not furnished, the Trustee may withhold any payment to such Person pending judicial determination as to the right of such Person to receive payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and shall not be liable to any such holders if it shall pay over or deliver to the holders of the Notes or the Company or any other Person, cash, securities, or other property to which any holders of Senior Indebtedness shall be entitled by virtue of this Section 2.6 or otherwise. With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Trustee.
(d) Nothing contained in this Section 2.6 (except in Section 2.6(e)) or elsewhere in this Indenture, or in the Notes, shall prevent (i) the Company at any time, except during the pendency of any dissolution, winding up, liquidation, or reorganization proceedings referred to in Section 2.6(a) or under the conditions specified in Section 2.6(b), from making payments of the principal of (or premium, if any) or interest on the Notes or (ii) the application by the Trustee or any Paying Agent of any moneys deposited with it under this Indenture to payments of the principal of or interest on the Notes, if, at the time of such deposit, a responsible officer of the Trustee or such Paying Agent, as the case may be, had not received at the Corporate Trust Office the Officers’ Certificate or written notice provided for in Section 2.6(e) of any event prohibiting the making of such deposit, or if, at the time of such deposit (whether or not in trust) by the Company with the Trustee or any Paying Agent (other than the Company) such payment would not have been prohibited by the provisions of this Section 2.6, and the Trustee or any Paying Agent shall not be affected by any notice to the contrary received by it on or after such date.
(e) Anything in this Section 2.6 or elsewhere contained in this Indenture to the contrary notwithstanding, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by the Trustee, and shall be entitled conclusively to assume that no such facts exist and that no event specified in Section 2.6(a) or Section 2.6(b) has happened, unless and until a responsible officer of the Trustee shall have received at the Corporate Trust Office (i) an Officers’ Certificate to that effect or (ii) notice in writing to that effect signed by or on behalf of the holder or holders, or their representatives, of Senior Indebtedness who shall have been certified by the Company or otherwise established to the reasonable satisfaction of the Trustee to be such holder or holders or representatives or from any trustee under any indenture pursuant to which such Senior Indebtedness shall be outstanding; and before the receipt of any such Officers’ Certificate or written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the Officers’ Certificate or the written notice provided for in this Section 2.6(e) at least three Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Security) then, anything herein contained to the contrary notwithstanding, the Trustee shall have all power and authority to receive such money and to apply the same to the purpose for which such money were received and shall not be affected by any notice to the contrary which may be received by it during or after such three Business Day period.
The Company shall give prompt written notice to the Trustee and to the Paying Agent of any facts which would prohibit the payment of money or assets to or by the Trustee or any Paying Agent.
(f) Each Holder of Notes by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as between such Holder and holders of Senior Indebtedness as provided in this Section 2.6 and appoints the Trustee its attorney-in-fact for any and all such purposes.
(g) The Trustee shall be entitled to all the rights set forth in this Section 2.6 with respect to any Senior Indebtedness which may at the time be held by it, to the same extent as any other holder of Senior Indebtedness. Nothing in this Section 2.6 shall deprive the Trustee of any rights as such holder.
(h) In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under this Indenture, the term “Trustee” as used in this Section 2.6 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Section 2.6 in addition to or in place of the Trustee; provided, however, that Sections 2.6(e) and 2.6(g) shall not apply to the Company or any Affiliate of the Company if the Company or such Affiliate acts as Paying Agent.
(i) No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided in this Indenture shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions, and covenants of this Indenture, regardless of any knowledge which any such holder may have or be otherwise charged with. The holders of Senior Indebtedness may, at any time or from time to time and in their absolute discretion, change the manner, place, or terms of payment, change or extend the time of payment of, or renew or alter, any such Senior Indebtedness, or amend or supplement any instrument pursuant to which any such Senior Indebtedness is issued or by which it may be secured, or release any security, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default, all without notice to or assent from the Holders of the Notes or the Trustee and without affecting the obligations of the Company, the Trustee, or the Holders of the Notes under this Section 2.6.
(j) Nothing in this Section 2.6 shall apply to claims of, or payments to, the Trustee under or pursuant to Sections 506 or 607 of the

(k) Anything in Article Nine of the Base Indenture or elsewhere contained in this Indenture to the contrary notwithstanding, no modification or amendment and no supplemental indenture shall modify the subordination provisions of this Section 2.6 in a manner that would adversely affect the holders of Senior Indebtedness. Whether or not any such modification, amendment or supplemental indenture modifies this Section 2.6 in a manner that would adversely affects the holders of Senior Indebtedness shall be determined by the Board of Directors of the Company, acting in good faith and shall be evidenced by delivery by the Company of an Officers’ Certificate and applicable board resolution to such effect to the Trustee and the representatives of the holders of Senior Indebtedness.
Section 2.7. Events of Default; Acceleration. Neither the Trustee nor the Holders of the Notes shall have the right to accelerate the maturity of the Notes unless there is an Event of Default specified under clause (5) or (6) of Section 501 of the Base Indenture. If an Event of Default specified in clause (5) or (6) of Section 501 of the Base Indenture occurs, then the principal amount of all of the Outstanding Notes, including any accrued and unpaid interest on the Notes and premium, if any, shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the Notes in accordance with the provisions of Section 502 of the Base Indenture.
Section 2.8. No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.
Section 2.9. No Conversion or Exchange Rights. The Notes shall not be convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.
Section 2.10. No Defeasance or Covenant Defeasance. Section 1302 of the Base Indenture shall be applicable to the Notes. Section 1303 of the Base Indenture shall not be applicable to the Notes.
ARTICLE 3
REDEMPTION OF THE NOTES
Section 3.1. Optional Redemption. The Company may, at its option, redeem the Notes, in whole or in part, on any Interest Payment Date on or after July 20, 2021, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company; provided that, for the avoidance of doubt, the payment of such accrued and unpaid interest paid as a part of the Redemption Price shall satisfy in full the obligation of the Company to pay accrued and unpaid interest on the Notes redeemed from and including the most recent Interest Payment Date on which all accrued and unpaid interest on the Notes was paid or provided for to, but excluding, the Redemption Date. Any partial redemption will be made in accordance with the Base Indenture. The Company’s election to redeem any Notes shall be provided to the Trustee in the form of an Officers’ Certificate at least 60 days prior to the Redemption Date, or such shorter notice as may be acceptable to the Trustee.
Section 3.2. Redemption Upon Special Events. The Company may also, at its option, redeem the Notes before the Stated Maturity Date in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or a 1940 Act Event. Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company; provided that, for the avoidance of doubt, the payment of such accrued and unpaid interest paid as a part of the Redemption Price shall satisfy in full the obligation of the Company to pay accrued and unpaid interest on the Notes redeemed from and including the most recent Interest Payment Date on which all accrued and unpaid interest on the Notes was paid or provided for through, but excluding, the Redemption Date. The Company’s election to redeem any Notes shall be provided to the Trustee in the form of an Officers’ Certificate at least 60 days prior to the Redemption Date, or such shorter notice as may be acceptable to the Trustee. If any conditions precedent to such optional redemption have not been satisfied, the Company shall provide written notice to the Trustee and each Holder of the Notes in the same manner in which the notice of redemption was given prior to the close of business prior to the Redemption Date fixed by the Company. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice.
Section 3.3. Redemption Approval. No redemption of the Notes by the Company prior to the Stated Maturity Date pursuant to this Article 3 shall be made without the prior approval of the Federal Reserve Board if such prior approval is or will be required at the scheduled Redemption Date. To the extent that the approval of the Federal Reserve Board is required for the Company’s redemption of the Notes pursuant to this Article 3, the Trustee shall not have any duty or obligation to determine whether such approval is required or any duty or obligation to obtain such approval. Prior to the delivery of the notice of redemption to the Holders of the Notes, the Company shall deliver to the Trustee an Officers’ Certificate stating (i) whether or not the approval of the Federal Reserve Board is required for the Company’s redemption of the Notes and (ii) if such approval is required, whether or not such approval has been obtained by the Company.

Section 3.4. Redemption Procedures. Notice of redemption must be provided to the Holders of the Notes to be redeemed not less than 30 nor more than 60 days prior to the applicable Redemption Date. The provisions of Article Eleven of the Base Indenture shall apply to any redemption of the Notes pursuant to this Article 3.
ARTICLE 4
FORM OF NOTES
The Notes and the Trustee’s certificate of authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.
ARTICLE 5
ISSUE OF NOTES
Section 5.1. Additional Issues of Notes. The Company may, from time to time, without notice to or the consent of the Holders of the Notes, issue an unlimited amount of additional subordinated Securities of the same series as the Notes, which Securities will rank pari passu with the Notes and be identical in all respects to the Notes previously issued except for their issuance date, the offering price, the interest commencement date and the first payment of interest following the issue date of such additional subordinated Securities in order that such additional subordinated Securities may be consolidated and form a single series with the Notes outstanding immediately prior to the issuance of such additional subordinated Securities and have the same terms as to status, redemption or otherwise as the Notes; provided that, if any additional subordinated Securities are not fungible with the initial Notes for U.S. income tax purposes, such additional subordinated Securities will have a separate CUSIP number.
ARTICLE 6
IMMUNITY OF STOCKHOLDERS, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS
No director, officer, employee or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or this First Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting the Notes, each Holder waives and releases all such liability.
ARTICLE 7
MISCELLANEOUS
Section 7.1. Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this First Supplemental Indenture apply solely with respect to the Notes.
Section 7.2. Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as statements of the Company and not those of the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof.
Section 7.3. Governing Law; Waiver of Jury Trial. THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S INTERNAL CONFLICTS OF LAWS PRINCIPLES. THE ISSUER, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 7.4. Separability Clause. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby

Section 7.5. Counterparts Originals. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile transmission or by transmission as a PDF e-mail attachment shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF e-mail attachment shall be deemed to be their original signatures for all purposes.
Section 7.6. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to this First Supplemental Indenture and their successors under this First Supplemental Indenture and the Persons in whose names the Notes are registered from time to time, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.
Section 7.7. Conflict with Base Indenture. To the extent that any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this First Supplemental Indenture shall control with respect to the Notes.
Section 7.8. Trust Indenture Act Controls. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act, such required or deemed provision shall control.
Section 7.9. Rights, Protections and Immunities of the Trustee. All of the rights, protections, benefits, immunities and indemnities afforded or given to the Trustee, the Security Registrar and the Paying Agent pursuant to the Base Indenture shall apply to and be enforceable by the Trustee, the Security Registrar and the Paying Agent acting in their respective capacities relating to the Notes and pursuant to this First Supplemental Indenture mutatis mutandi as if set forth and incorporated herein. The Trustee, the Security Registrar and the Paying Agent is acting hereunder, not in its individual capacity, but solely in its capacity as Trustee, Security Registrar or Paying Agent, as applicable, for the Notes under the Indenture.
Section 7.10 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help the government fight the funding of terrorism and money laundering, are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide the Trustee with such information as it may request to satisfy the requirements of the USA PATRIOT Act.
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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.
GUARANTY BANCORP

By: /s/ Christopher G. Treece
Name: Christopher G. Treece
Title: Executive Vice President, Chief Financial Officer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee,
Registrar and Paying Agent

By: /s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

[Signature Page to First Supplemental Indenture]